EXHIBIT 10.2

                       DATED the 13th day of January 2003

                         (1) IMMTECH INTERNATIONAL INC.

                                       and

                              (2) MR. CHAN KON FUNG

                                       and

                       (3) LENTON FIBRE OPTICS DEVELOPMENT
                                     LIMITED

                ------------------------------------------------

                             SHAREHOLDERS' AGREEMENT
                                   RELATING TO
                         LENTON FIBRE OPTICS DEVELOPMENT
                                     LIMITED

                ------------------------------------------------

                               Siao, Wen and Leung
                              Solicitors & Notaries
                         15th Floor, Hang Seng Building
                           77 Des Voeux Road, Central
                                    Hong Kong
                              Tel: (852) 2103-9888
                              Fax: (852) 2525-4630

                             SHAREHOLDERS' AGREEMENT

THIS AGREEMENT, is made on the 13th day of January 2003,

BETWEEN:

(1) IMMTECH INTERNATIONAL INC., a company incorporated in Delaware with its principal place of business at 150 Fairway Drive, Suite 150, Vernon Hills, IL 60061, United States of America ("IMMT"); and

(2) MR. CHAN KON FUNG of Flat B, 16th Floor, 132 Broadway, Mei Foo Sun Chuen, Kowloon, Hong Kong ("Chan"); and

(3) LENTON FIBRE OPTICS DEVELOPMENT LIMITED, a company incorporated in Hong Kong under the Companies Ordinance with registered number 673085 whose registered office is at 15th Floor, Hang Seng Building, 77 Des Voeux Road, Central, Hong Kong (the "Company").

                                   BACKGROUND

The parties wish the Company to be reorganised, financed, operated and managed in the following manner.

                                OPERATIVE SECTION

FOR GOOD AND VALUABLE CONSIDERATION, the parties agree as follows:

The Company and Chan represent and warrant to IMMT:

Chan owns 12,074,000 Shares of the Company;

1. the "Business" of the Company, (i) since its inception, has been the intermittent leasing of the Land to hold storage containers and (ii) is now the development of the Land in the PRC for the construction and operation of the Plant to manufacture pharmaceutical products by itself and under license from IMMT and others;

2. in exchange for 1,200,000 shares of common stock of IMMT, US$0.01 par value, the Company will deliver to IMMT 9,659,200 Shares representing 80% of the issued and outstanding Shares; and

3. each knows of no reason that would prevent the construction of the Plant on the Land.

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

1.01 In this Agreement, the following expressions shall have the following meanings unless the context requires otherwise:

"Agreement" means this shareholders' agreement and the attached Schedule A and Schedule B;

"Annual Business Plan" means an annual plan describing the business which the Company will undertake during the relevant fiscal year;

"Annual Company Budget" means an annual budget of Operating Costs and Capital Costs contemplated under Article X;

"Asset Book Value" means the net book value of the Company's assets (after deducting depreciation) less all of the Company's net book liabilities at the relevant time, as determined by the auditors of the Company in accordance with generally accepted accounting principles consistently applied, excluding any appraisal increase credits, and for the purposes of determining depreciated net book value under this definition, annual depreciation shall be charged, in respect of such of the Company's assets as are depreciable under generally accepted accounting principles, on a straight line basis and depreciation for a period of less than twelve (12) months shall be prorated for such period;

"Board of Directors" means the board of directors of the Company which shall be created with its members appointed pursuant to Clause 5.01;

"Capital Costs" means all costs, expenses, liabilities and charges (excluding depreciation and amortisation) incurred or accrued by the Company in accordance with this Agreement and which are properly chargeable as capital expenses of the Company in accordance with generally accepted accounting principles;

"Chairperson" means the chairperson of the Company who shall be appointed pursuant to Clause 5.05;

"Completion" means completion as stipulated under Clause 9.03;

"Confidential Information" means all knowledge or information and any data, materials, drawings, specifications, documents or information obtained or used in conjunction with any business or any contract, agreement or information directly or indirectly connected with the Company or any Shareholder, including but not limited to trade secrets, client lists, intellectual and industrial property, drawings, financial information, specifications, analysis, feasibility studies, information, data or knowledge and all other knowledge or information whatsoever relating directly or indirectly to the Business of the Company or the business of any Shareholder;

"Deed of Indemnity" means the deed of indemnity entered into on the date hereof among IMMT, the Company and Chan in relation to the Company, as the same may be amended, modified or supplemented from time to time;

"Defaulting Shareholder" means any Shareholder in default under Clause 12.01 and which has failed to remedy such Default in accordance with this Agreement;

"Director" means a director of the Company;

"Events of Default" or "Default" means the occurrence of one of the events described in Clause 12.01;

"General Manager" means the general manager of the Company who shall be appointed pursuant to Clause 5.06;

"HK$" means Hong Kong dollars;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Land" means the land particulars of which are set out in Schedule B;

"Memorandum and Articles of Association" means the Memorandum and Articles of Association of the Company, a copy of which as at the date of this Agreement, is attached as Schedule A;

"Non-Defaulting Shareholder" means any Shareholder which is not a Defaulting Shareholder;

"Operating Costs" means all costs, expenses, liabilities and charges other than Capital Costs incurred or accrued by the Company and which are properly chargeable as operating expenses of the Company in accordance with generally accepted accounting principles;

"Other Shareholder" means that Other Shareholder which is referred to and described in Clause 9.02;

"Plant" means a "good manufacturing practice" facility (a facility designed to ensure the quality of the pharmaceutical products produced and that products are produced under sanitary conditions) capable of producing reasonable commercial quantities of IMMT's products, built to the reasonable satisfaction of IMMT;

"Prime Rate" means rate of interest announced by The Hongkong and Shanghai Banking Corporation Limited from time to time as the prime rate of annual interest charged by it for demand loans in United States dollars;

"Prohibited Encumbrance" means any security, security interest, lien, charge, privilege, mortgage, pledge or other encumbrance, the creation or existence of which is prohibited under Clause 9.01;

"PRC" means the People's Republic of China;

"Shareholder" means any one of the Shareholders;

"Shareholders" means collectively IMMT and Chan;

"Share Purchase Agreement" means the agreement entered into on the date hereof among IMMT, the Company and Chan in relation to the Company, as the same may be amended, modified or supplemented from time to time; and

"Shares" means shares in the issued share capital of the Company as constituted upon the formation of the Company and at any time thereafter;

"US$" means United States dollars.

1.02 References to "Clauses", "Articles", "Sections" and "Schedules" are references to clauses, articles or sections in and schedules to this Agreement.

1.03 References to statutory provisions shall be construed as references to those provisions as amended or re-enacted.

1.04 In this Agreement words importing the singular include the plural and words importing gender include all genders and corporate entities.

1.05 References to persons include references to individuals, firms, companies, corporations and unincorporated bodies or persons and vice versa.

1.06 All accounting matters under this Agreement shall be determined in accordance with generally accepted accounting principles in Hong Kong and accounting terms used herein and not otherwise defined shall have the meanings given to them in accordance with such generally accepted accounting principles in Hong Kong and any reference to generally accepted accounting principles shall be deemed to be a reference to generally accepted accounting principles in Hong Kong.

1.07 The headings in this Agreement do not affect its interpretation.

                                   ARTICLE II
                              CONDITIONS PRECEDENT

2.01 This Agreement is conditional upon:

      (a) the board of directors of IMMT having approved this Agreement and the implementation thereof;

      (b) the conditions, if any, stipulated in the Share Purchase Agreement having become unconditional in all respects (save for the condition relating to this Agreement becoming unconditional); and

      (c) IMMT being satisfied with the preliminary feasibility studies prepared by or as instructed by Chan over the Land on the development of the Plant.

2.02 If the conditions set out in Clause 2.01 are not fulfilled or waived, as applicable, for any reason whatsoever within 90 days from the date of this Agreement (or such later date as IMMT shall determine), IMMT shall have the right to terminate this Agreement and upon the exercise of such right, this Agreement (save for Clause 7.01) shall be terminated and none of the parties to this Agreement shall have any claim against the others save for any antecedent breach.

                                   ARTICLE III
                              COMPANY ORGANISATION

3.01  Memorandum and Articles of Association

The Company has been formed under the laws of Hong Kong and its Memorandum and Articles of Association are in the form attached herein as Schedule A.

3.02  Share Capital

Upon execution of the Subscription Agreement and this Agreement by all relevant parties:

      (a) the Company has an authorized share capital of HK$12,500,000.00 divided into one (1) class of ordinary Shares of HK$1.00 each.

      (b) the total registered and beneficial shareholdings of the Company shall be as follows:

                                                              Percentage of
         Party                               Shares        Beneficial Interests
         -----                               ------        --------------------

IMMT                                         9,659,199             80%

Stutterham Limited (as                               1              0%
nominee of IMMT)

Chan                                         2,414,799             20%

Seconom Limited (as                                  1              0%
nominee of Chan)

3.03  Professional Advisers

The auditors of the Company as of the execution of this Agreement shall be Jimmy C.H. Cheung & Co. and may be changed from time to time by the Board of Directors. All other financial and other advisers shall be those parties who are appointed and approved by the Board of Directors. The professional charges incurred by the financial and legal advisers shall be approved by the Board of Directors and shall be borne solely by the Company.

                                   ARTICLE IV
                                   OPERATIONS

4.01  Scope and Objective

The scope and objective of the Company shall be in accordance with the Memorandum of the Company and the provisions of this Agreement. The primary activity and purpose of the Company shall be to own and develop the Land for the construction and operation of the Plant to manufacture pharmaceutical products by itself and under license from IMMT and others.

4.02  The Company

The Company shall carry on its Business and operations in accordance with the provisions of this Agreement and shall take no action contrary to any applicable law or regulation.

4.03  Management of the Land

Chan shall be responsible for the management of the Land, whether by himself or through his nominees, in accordance with the Business of the Company, including the collection of income derived from or related to the Land and payment of expenses related to or arising from the Land, all subject to the Board of Directors oversight and Company's construction of the Plant.

4.04  Government Relations

Each of the parties to this Agreement acknowledges and agrees that in order to exploit to the fullest extent possible the Business in which the Company is and will be engaged, it is essential that each of the parties uses all reasonable endeavours to maintain on their behalf, and on behalf of the Company, good relationships with all relevant government authorities.

4.05  Formation of Subsidiary

The Company shall pursuant to the instruction IMMT (i) establish one or more wholly-owned subsidiaries (one to be named Immtech Hong Kong Limited or such other name as IMMT shall in its sole discretion determine) and (ii) transfer title in the Land to Immtech Hong Kong Limited or such other wholly-owned subsidiary of the Company as IMMT shall so determine, free from encumbrances.

Chan shall be responsible for ensuring that Immtech Hong Kong Limited and any other wholly-owned subsidiary of the Company be duly registered by the relevant PRC authorities and that the proper subsidiary be registered as the owner of the land use right in respect of the Land (free and clear of encumbrances) within three (3) months from IMMT's instruction.

The operation, board of directors and business of any such subsidiary to comply in all respects with the requirements of this Agreement including but not limited to composition, quorum, voting and other requirements imposed on the Company's Board of Directors.

                                    ARTICLE V
                               GENERAL MANAGEMENT

5.01  Composition of Board of Directors

The general overall control and management of the Company shall be vested with the Board of Directors which shall at all times consist of five (5) Directors of whom four (4) shall be the nominees of IMMT (one of whom shall initially be Cecilia Chan) and one (1) shall be the nominee of Chan. If and when any vacancy occurs on the Board of Directors, it shall be filled at the commencement of business at the next succeeding meeting of the Board of Directors by a nominee of either IMMT or Chan as the case may be who is not then represented on the Board of Directors according to the foregoing requirements.

5.02  Notice of Board of Directors' Meetings

Board of Directors' meetings may be called by any Director or the Chairperson, which shall be held in Hong Kong at least once per year.

Unless otherwise agreed by all Directors, not less than seven (7) days' notice in writing or by telephone of a Board of Directors' meeting must be given to each Director, stating the date, time, place and agenda of the Board of Directors' meeting and no business may be conducted at a Board of Directors' meeting other than the business specified in the agenda unless all the Directors are present and so agree.

5.03  Alternate Directors

Each Director shall be entitled to appoint in writing any other Director or any other person to be his alternate. Each alternate shall have one vote for every Director whom he represents in addition to any vote of his own.

5.04  Board of Directors' Meeting

All Board of Directors' meetings shall be conducted in accordance with the provisions of the Memorandum and Articles of Association and applicable laws. The quorum for the meetings of the Board of Directors shall be three (3), provided that at least one (1) Director nominated to the Board of Directors by IMMT shall be present. A quorum must be present at the beginning of and throughout each meeting. If a quorum is not present within twenty (20) minutes of the time appointed for a Board of Directors' meeting, that meeting shall stand adjourned until the same time and place on the same day in the following week and if at such adjourned meeting a quorum is not present within twenty (20) minutes of the time appointed for such adjourned meeting (or such longer interval as the Chairperson of the relevant Board of Directors' meeting may think fit to allow) the Director or Directors present (whether in person or represented by alternates) shall constitute a quorum. Questions arising at any Board of Directors' meeting shall be decided by a simple majority of votes except when a larger majority is required by the Articles of Association, any agreement between the Shareholders or by the relevant legislation, provided, however, no action of the Board of Directors shall be valid or authorized unless at least one Director nominated by IMMT votes with the majority. In the case of an equality of votes, the Chairperson shall have a casting vote. Directors may participate in a Board of Directors' meeting by means of a conference telephone or similar communication equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person or by proxy or representative.

5.05  Chairperson

The Chairperson of the Company shall be nominated by IMMT. The Chairperson shall preside as Chairperson for Board of Directors' meetings and Shareholders' meetings and shall, in the event of a deadlock in the voting at such meetings, be entitled to a casting vote.

5.06  General Manager

The General Manager of the Company shall be that person who is appointed to such position from time to time by the Board of Directors.

5.07  General Manager's Responsibilities

The General Manager shall, in accordance with the Annual Business Plan and the Board of Directors' direction and policy, be responsible for:

      (a) ensuring that a draft of the Annual Company Budget and Annual Business Plan for the next fiscal year are prepared for and presented to the Board of Directors at least forty-five (45) days prior to the end of the Company's fiscal year;

      (b) ensuring that monthly management and financial reports are prepared for and presented to the Board of Directors within fifteen (15) days after the conclusion of each month;

      (c)   managing and supervising the Company's day to day activities;

      (d)   organising and managing the Company's marketing efforts;

      (e) liaising with all regulatory authorities in regard to the operation of the Company;

      (f) providing feedback and information to all the Shareholders in respect of the appropriateness of the Annual Business Plan; and

      (g) monitoring and reporting to the Board of Directors the effectiveness of the Company's strategy in achieving its objectives.

5.08  Approval of Certain Activities

The following matters shall only be undertaken by the Company with the prior approval of such number of Shareholders holding not less than seventy-five (75) per cent. of the Shares, measured in nominal value:

      (a)   amendments to the Memorandum or Articles of Association;

      (b) any proceedings relating to the dissolution or winding-up of the Company;

      (c) any matters relating to the amalgamation, consolidation or merger by or with another company;

      (d) any proposed change in the authorized or issued share capital of the Company or any subsidiary or in any of the rights or restrictions attaching at the date hereof to any Shares or class of Shares of the Company or any subsidiary or any proposal concerning options, warrants or other rights to subscribe for Shares of the Company or any subsidiary or in any manner vary the share capital of the Company;

      (e) the Company entering into any contract, agreement or arrangement with any Director, Shareholder or other officer of the Company or any person directly or indirectly connected with any such parties or any independent consultants retained by the Company;

      (f) the disposal, sale or transfer of a substantial part of the Business or fixed or intangible assets of the Company other than in the normal course of business;

      (g) any expenditure by the Company in excess of six thousand United States dollars (US$6,000.00);

      (h) acquisition of capital assets or fixed assets, other than in the Company's normal course of business (which does not include the acquisition of stock) in excess of twenty thousand United States dollars (US$20,000.00);

      (i) the establishment and creation for employees of the Company of a profit-sharing, bonus or equity option or retirement or similar welfare scheme;

      (j) the guaranteeing of the obligations of, or the making of a loan, gift surety or security by the Company to any corporation, partnership, joint venture or personal entity; or

      (k)   the change of auditors of the Company.

5.09  Approval of Material Contracts

The Company shall not, without first obtaining the approval of the Board of Directors, enter into or incur any contractual commitment or obligation having a financial liability in excess of six thousand United States dollars (US$6,000.00) (or its equivalent in any other currency) in aggregate, or enter into any contractual commitment or obligation when the extent of the financial liability cannot be determined at the time of entering into such commitment or obligation unless such contractual commitment or obligation is approved in the Annual Business Plan.

5.10  Shareholders' Meetings

A Director may, at any time, summon a Shareholders' meeting of the Company by giving the requisite notice as required under the relevant legislation to each Shareholder. The proceedings of Shareholders' meetings shall be governed by the provisions of the Memorandum and Articles of Association. The quorum for Shareholders' meetings shall be not less than two (2) persons representing not less than fifty (50%) per cent. of the issued share capital of the Company (whether present in person or by proxy or representative) as further described in the Company's Memorandum and Articles of Association. A quorum must be present at the beginning of and throughout each meeting. If, within twenty (20) minutes of the time appointed for a meeting, a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the following week and if at such adjourned meeting a quorum is not present within twenty (20) minutes from the time appointed for such adjourned meeting (or such longer interval as the Chairperson of the meeting may think fit to allow) the Shareholder or Shareholders present (whether in person or by proxy representative) shall constitute a quorum. The Chairperson shall preside as Chairperson at every Shareholders' meeting. Questions arising at any Shareholders meeting shall be decided by a simple majority of votes except where a greater majority is required by the Articles of Association, any agreement between the Shareholders or by any relevant legislation, and in the case of an equality of votes, the Chairperson shall have a casting vote. Shareholders may participate in a Shareholders' meeting by means of a conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person or by proxy or representative. Any action required or permitted to be taken by the Shareholders under this Agreement may be taken by the Shareholders without a meeting, without prior notice and without a vote, if authorized by the written consent of the Shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Copies of all actions taken by written consent shall be filed with the records of the Company.

5.11  Exercise of Voting Rights

Each Shareholder undertakes with the other Shareholders to:

      (a) exercise all voting rights and powers of control available to it in relation to the Company so as to give full effect to the terms and conditions of this Agreement including, where appropriate, the carrying into effect of such terms as if they were embodied in the Memorandum and Articles of Association;

      (b) insure that the Directors nominated by it and its other representatives will support and implement all reasonable proposals put forward at Board of Directors and other meetings of the Company for the proper development and conduct of the Business and purpose of the Company as contemplated in this Agreement; and

      (c) generally to use its best efforts to promote the Business, purpose and interests of the Company.

5.12  No Exclusive Duty to Company

The Directors and Shareholders may have business interests and engage in activities in addition to those relating to the Company. Neither the Company nor any Shareholder shall have any right pursuant to this Agreement to share in or participate in such other business interests or activities or to the income or proceeds derived therefrom. No Director or Shareholder shall incur liability to the Company or any other Shareholder as a result of engaging in any other business interests or activities.

5.13  Limitations on Liability

The General Manager, Directors and any officers, employees, consultants or agents of the Company shall not be liable to the Company or the Shareholders for damages for any breach of duty to the Company or the Shareholders unless a judgement for which no appeal has or can be taken finds that his or her acts or omissions were in bad faith or involved intentional misconduct.

5.14  Indemnification

The General Manager, Directors and any officers, employees, consultants or agents of the Company shall be indemnified and held harmless by the Company from and against any claims and demands arising from any acts or omissions or alleged acts or omissions in connection with the affairs of the Company except to the extent they are found by a judgement from which no appeal has or can be taken to have acted in bad faith or with intentional misconduct. The Company may advance to any of such persons against whom any such claim or demand is made, quarterly against invoice, the cost of defending against the same, upon receipt from such person giving the invoice, his or her undertaking or reimburse the Company the amount of such advance if such a judgement is entered.

5.15  No Liability of the Shareholders

All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Shareholder shall be obliged personally for any such debt, obligation or liability solely by reason of being a Shareholder.

5.16  Power to Bind the Company

No Shareholder, solely by reason of being a Shareholder, shall have any authority to bind the Company except pursuant to authority conferred by the Board of Directors or the General Manager in writing.

                                   ARTICLE VI
                                FINANCIAL MATTERS

6.01  Equity Investment

No Shares (other than as stipulated in Clause 3.02) shall be issued without the prior written approval of the Board of Directors.

6.02  Debt Investment

The Shareholders shall, if decided by all of the Directors, be obliged to make loans to the Company or to guarantee any indebtedness or other obligations of the Company in accordance with their proportionate equity interests in the Company. The amount of the Shareholders' loans and the terms of the Shareholders' loans shall also be decided by all of the Directors.

6.03  Dividends

Subject to the discretion of the Board of Directors, net after tax profit of the Company, less the amount required to provide the Company with sufficient reserves for reasonable operating and capital expenses, shall be paid and distributed to the Shareholders.

6.04  Tax Returns

The General Manager shall cause to be prepared and filed, at the expense of the Company, all necessary income tax returns for the Company and all tax reports to Shareholders required to be prepared under the laws applicable to each Shareholder. Each Shareholder shall furnish to the Company all information necessary to enable the Company's income tax returns to be properly prepared and filed.

                                   ARTICLE VII
                                  RESTRICTIONS

7.01  Non-Disclosure

No party to this Agreement shall, except with approval of the Board of Directors, either during the term of this Agreement or thereafter, except in the proper course of performing its obligations and duties for or on behalf of the Company, divulge to any person or party whatsoever, and shall use its best endeavours to prevent the unauthorized publication or disclosure of any Confidential Information whatsoever concerning the Business or any dealings, transactions or affairs of the Company or any Shareholder which come to such party's knowledge during the subsistence of this Agreement or in the course of fulfilling its obligations to either the Company or any other party hereto. The obligations of this Clause shall not apply to any information which (i) was in the public domain at the time of disclosure or use (ii) entered the public domain through no action of the Shareholder or (iii) is disclosed in response to a valid order by a court or governmental body; provided, however, that the Shareholder shall provide the Company with written notice of any process seeking such an order timely to enable the Company to seek a protective order or otherwise prevent disclosure or use.

7.02  Non-Competition

The business of IMMT is the development, manufacturing and commercialisation of pharmaceutical products using IMMT technology. The business of Chan is the development of real estate in Hong Kong and PRC. No party shall, except with the consent in writing of the Company or the other Shareholder (as applicable), during the continuance of this Agreement and for a period of six (6) months after ceasing to be a Shareholder in the Company, either alone or in partnership with any other person, firm or corporation, as principal, agent, shareholder or in any other manner, carry on or be engaged or concerned with or interested in, any business, operation or enterprise whatsoever which is directly competitive with the Business of the Company or the business of another Shareholder.

7.03  Legend on Share Certificates

Each certificate for a Share issued by the Company shall have the following legend imposed thereon:

"The shares represented by this certificate are subject to the terms of a Shareholders' Agreement dated the 13th day of January 2003 made between Immtech International Inc., Mr. Chan Kon Fung and Lenton Fibre Optics Development Limited, and may only be transferred in accordance with the provisions therein."

7.04  Beneficial Ownership

Each Shareholder represents, warrants and undertakes with and to the other Shareholders that such Shareholder shall, so long as this Agreement remains in force, be the sole beneficial Shareholder of all the Shares which are registered in such Shareholder's name and shall not, without full disclosure to and written consent from the other Shareholder execute or enter into any type of trust for any other party. Without limiting the generality of the foregoing, any such trust agreement or relationship shall be invalid for all purposes whatsoever unless it strictly complies with this Clause 7.04. No other party may hold any of the Shares which are beneficially owned by a Shareholder unless the identity of such party has been disclosed to the other Shareholder and such other Shareholder agrees to the third party holding Shares in trust for such Shareholder.

7.05  Restriction on Transfer of Shares in Shareholders

The beneficial shareholdings of the Shareholders in the Company shall not be transferred without the prior approval of the Board of Directors of the Company and any breach of this Clause 7.05 shall be construed as a breach of this Agreement by the respective Shareholder, provided that this Clause shall not apply to shareholdings in a Shareholder which are transmitted to heirs of the Shareholder upon his or her death so long as such persons agree to be bound by the terms of this Agreement.

                                  ARTICLE VIII
                   REPORTS, RECORDS AND INSPECTION OF PROPERTY

8.01  Access to Records

      (a)   Shareholders

The Chairperson and the General Manager shall permit each Shareholder, its auditors and other representatives to examine and make copies at the Shareholder's own expense and at all reasonable times of any and all documents under the control of the Chairperson, the General Manager or the Company which relate to any of the assets of the Company or anything to be done or purported to be done under this Agreement or under any other agreement.

      (b)   Others

Subject to Board of Directors' approval, the Chairperson and the General Manager shall, at the request of a Shareholder, allow any financial institution (including any accountants or other experts designated by the Shareholder) to which such Shareholder is or expects to become indebted in connection with the Company or any potential purchaser of the Shareholder's Shares in the Company (the "Record Inquirer"), to examine at any reasonable time all books and records maintained by the Chairperson or the General Manager relating to the Company or this Agreement or to discuss any matter relating thereto with the Chairperson and the General Manager or to obtain from them such information as they may reasonably request in connection therewith provided that in each case the Record Inquirer has given to the Chairperson or the General Manager a written undertaking of confidentiality satisfactory to the Board of Directors.

8.02  Inspection of Property

The Chairperson and the General Manager shall, at the request of a Shareholder, permit each Shareholder and any other person or entity which is stated by a Shareholder to have a legitimate interest over that Shareholder's Shares (such as an insurer or a prospective lender or prospective purchaser) (the "Property Inquirer") and which has given to the Chairperson or General Manager a written undertaking of confidentiality satisfactory to the Board of Directors, to inspect at any reasonable time and at the risk and expense of such Shareholder and person any property of the Company, and to consult with the Chairperson, the General Manager or any independent contractor or employees which may have been engaged by the Company, provided that in each case that relevant Shareholder or the Property Inquirer has given to the Chairperson or the General Manager a written undertaking of confidentiality satisfactory to the Board of Directors.

8.03  Periodic Reports

      (a) Chan shall, in every six (6) months after the calendar month in which this Agreement is entered into, prepare a development plan for the Land (the "Development Plan"). Chan shall deliver such Development Plans to IMMT as promptly as possible after its preparation which shall not in any event exceeds the 15th day of the month which such Development Plan is required to be delivered pursuant to this Agreement.

      (b) Each Shareholder shall be entitled to receive, as promptly as practicable after their preparation, copies of all reports prepared at the request of the Board of Directors in connection with all matters relating to anything done under this Agreement. All costs and expenses relating to the preparation and distribution of such reports shall be for the account of the Company. Any Shareholder may require the Chairperson to prepare and furnish to it, at such Shareholder's expense, such financial reports and data concerning any aspect of the operation or maintenance of any property of the Company as such Shareholder may reasonably request.

                                   ARTICLE IX
                               TRANSFER OF SHARES

9.01  Restriction on Transfer

No Shareholder shall directly or indirectly transfer, mortgage, pledge or otherwise dispose of or encumber or grant a security interest, lien, charge, privilege or similar right in or on any of the Shares except with the prior written approval of the Board of Directors.

9.02  Associated Companies

The parties hereto agree that a transfer of Shares to a transferee which is a wholly-owned subsidiary of the transferor Shareholder or the ultimate holding company of the transferor Shareholder shall be permitted provided that:

      (a)   the transferee Shareholder shall become subject to this Agreement;

      (b) the obligations of the transferor Shareholder under this Agreement will remain unaffected by the proposed transfer;

      (c) prior written notice about such transfer has been given to the Company by the transferor Shareholder; and

      (d) the relevant Shares will be re-transferred to the transferor Shareholder immediately upon the transferee ceasing to be a wholly-owned subsidiary of the transferor Shareholder or such ultimate holding company of the transferor Shareholder as the case may be.

                                    ARTICLE X
                           BUDGETS AND BUSINESS PLANS

10.01 Financial Year

The financial year end for the Company shall be 31st December or such other date as determined by the Board of Directors.

10.02 Operations in Conformity with Budgets

Except as specifically permitted under this Agreement, all operations of the Company in each financial year shall be conducted and conform with the Annual Company Budget and Annual Business Plan for such fiscal year.

10.03 Annual Budgets and Plans

      (a)   Content of Budgets

At least forty five (45) days prior to the end of any financial year, the General Manager shall submit to each of the Directors a proposed Annual Company Budget and Annual Business Plan for the following financial year. The proposed Annual Company Budget shall set out in reasonable detail the proposed operations, works and undertakings to be carried out by the Company and shall include for such financial year and each fiscal quarter thereof the amount, by category, of all anticipated Operating Costs and Capital Costs.

      (b)   Approval of First Budget and Plan

As soon as practicable after the execution of this Agreement and in any event on or before 31st March, 2003, a budget and business plan for the Company for the remainder of the present financial year shall be submitted by the General Manager to the Board of Directors for approval.

10.04 Approval of Budgets and Business Plans

As soon as practicable and before the beginning of each financial year of the Company, the Annual Company Budget and Annual Business Plan submitted by the General Manager to the Board of Directors shall be approved, with or without amendment.

10.05 Effect of Approved Budgets and Plans

      (a)   Implementation

The General Manager shall implement each approved Annual Company Budget or Annual Business Plan and carry out all activities and operations of the Company in accordance therewith.

      (b)   Expenditures Outside the Budget

The General Manager shall not, without the prior approval of the Board of Directors, incur in any financial year on behalf of the Company any expenditure not provided for in the applicable Annual Company Budget except for:

            (i) an amount not more than the greater of fifty thousand Hong Kong dollars (HK$50,000.00) (or its equivalent in any other currency) or ten (10%) per cent. in excess of the amount provided for such item in the applicable Annual Company Budget for such financial year and such amount shall in any event only be spent on such item and in the best interests of the Company; and

            (ii) any unbudgeted expenditure which has otherwise been approved by the Board of Directors and which shall not, adding to the other amounts stipulated under this Clause 10.05(b) and which has been incurred in that relevant financial year or are known to the Board of Directors shall be incurred in that relevant financial year, has the effect of causing a deficit in the aggregate Annual Company Budget then in effect.

                                   ARTICLE XI
                            UNWINDING OF INVESTMENTS

11.01 Dissolution of Company

      (a) An "Event of Dissolution" shall be deemed to have occurred, unless holders of 75% of the issued and outstanding Shares shall otherwise vote, upon the happening of any of the following events which are not, within 30 days of receipt of written notice of the party causing such Event of Dissolution, cured:

            (i) the Company's failure to, within 60 months from the date hereof, (1) have prepared Plant architectural construction plans to construct the Plant reasonably satisfactory to IMMT and (2) obtain all necessary building permits and zoning and regulatory approvals (including water, sewer, electrical and other utilities, and environmental clearances),

            (ii) the Company's sale, pledge or mortgage of the Land without the approval of IMMT and Chan,

            (iii) any Development Plan required to be delivered by Chan to IMMT in Clause 8.03(a) not being timely delivered or approved by IMMT,

            (iv) the Company's land use right to the Land or other entitlement or rights to the Land being terminated, cancelled, suspended or otherwise affected or threatened,

            (v) IMMT's inability to obtain authorization from a recognized governmental authority to commercially sell any of its product candidates within sixty (60) months from the date hereof,

            (vi) IMMT's inability to have patented its 3 step process to produce its product candidate known as DB289 within thirty-six (36) months from the date hereof,

            (vii) the Company's inability to obtain two million Hong Kong dollars (HK$2,000,000.00) in cash or commitments, through grants, issuances of debt, sales of equity or other means approved by the Company's Board of Directors, within six (6) months (or such longer period as may be mutually agreed by IMMT and Chan) from the date of hereof to commence construction of the Plant, or

            (viii) any breach or default under the Share Purchase Agreement or the Deed of Indemnity.

      (b) In the event that an Event of Dissolution shall occur that is not remedied as provided in Clause 11.01(a) above, the Company and its wholly-owned subsidiaries, including but not limited to Immtech Hong Kong Limited, shall be liquidated and their affairs shall be wound up and the Shareholders and the Board shall immediately take such steps as are necessary to effect such liquidation of the Company and its subsidiaries. All proceeds from such liquidation shall be distributed in the following order:

            (i) firstly, to creditors, excluding Shareholders who are creditors, to the extent permitted by law, in satisfaction of the Company's liabilities,

            (ii) secondly, to the Shareholders, the asset contributed by each Shareholder to the Company, returned to the contributing Shareholder (any asset held by the Company at the time of dissolution shall be returned to the contributing Shareholder to extent then in the Company's possession and, if an asset contributed to the Company by a Shareholder has been sold or other disposed of, such Shareholder shall be entitled to a priority return of the amount such asset was therefore sold or to the asset for which such asset was therefore traded or otherwise disposed of),

            (iii) thirdly, to Shareholders who are creditors to the extent principal and accrued interest remains unpaid, and

            (iv) lastly, to the Shareholders, the value of the any remaining assets, after liquidation or as otherwise proportionately apportioned, pro rata in accordance with the number of Shares held less any amounts otherwise received from the Company in the form of dividends, management fees or otherwise.

      (c) Simultaneously with the occurrence of any liquidation under Clause 11.01(b) above, Chan shall deliver to IMMT (i) all shares of Common Stock of IMMT paid to Chan as Consideration Shares that he then holds plus (ii) the cash value of any Consideration Shares disposed of by Chan valued at the 5-day volume-weighted average of the closing bid price of IMMT's Common Stock as reported by the principal stock exchange on which IMMT's Common Stock is listed or traded, or if not listed or traded as determined in good faith by IMMT's board of directors, preceding the date of any Event of Default, Event of Dissolution or liquidation of the Company, such date determined in IMMT's sole discretion.

      (d) If the Company shall have any liabilities to third parties at the time an Event of Dissolution occurs to satisfy which would require the disposal of assets contributed by the Shareholders to the Company, the Shareholders shall, at the request of the liquidator, advance pro rata to their respective shareholdings such sums as are required to discharge all liabilities to third parties so as to enable the distributions referred to in Clause 11.01(b)(ii) to be made.

      (e) The Shareholders shall appoint a liquidator for the Company to effect the orderly dissolution of the Company and liquidation of the Company's assets in accordance with the schedule set forth in Clause 11.01(b) above and to execute, deliver and/or file any documents or instruments and take, and cause to be taken, such action as may be necessary, appropriate or convenient to effect same.

      (f) Each Shareholder shall execute and deliver, and cause to be executed and delivered, such documents and take, and cause to be taken, such action as may be necessary or appropriate to give effect to the provisions of Clause 11.01(b) above and each Shareholder and the Company hereby declare and confirm that the transaction or arrangement stipulated pursuant to Clause 11.01(b) above is bona fide and fair and in the interests of the parties.

      (g) The Company shall cause Immtech Hong Kong Limited to remove the word "Immtech" from Immtech Hong Kong Limited `s name if IMMT so requests.

                                   ARTICLE XII
                              DEFAULTS AND REMEDIES

12.01 Event of Default

Each of the following events shall be an Event of Default:

      (a) if a Shareholder shall fail to pay when due any amount due under this Agreement and such failure after notice from any Director shall continue unremedied for a period of fifteen (15) days from the date of such notice;

      (b) if a Shareholder shall sell, assign, transfer or otherwise dispose of its Shares or any part thereof otherwise than in accordance with
            Article IX and this Article XII or if any steps shall be taken by such Shareholder to do any of the foregoing;

      (c) if a Shareholder shall create or suffer to be created a Prohibited Encumbrance on any of its Shares including pursuant to a final determination of bankruptcy from which no appeal has or can be taken, or in any manner breach the provisions of Clause 9.01;

      (d) if a Shareholder shall be in material breach of any of its material obligations hereunder and such breach shall continue unremedied for a period of thirty (30) days from its receipt of a written notice of such breach.

12.02 Remedies Upon Default

      (a)   Option to Purchase

If a Shareholder shall be a Defaulting Shareholder by reason of the occurrence of an Event of Default on its part, the Defaulting Shareholder shall be obliged to sell, upon written request of the Non-Defaulting Shareholder, to the Non-Defaulting Shareholder free and clear of any Prohibited Encumbrances, all of the Defaulting Shareholder's Shares for a consideration equal to the Asset Book Value of such Shares as at the date of purchase (the "Default Consideration").

The transfer of such Shares from the Defaulting Shareholder to the Non-Defaulting Shareholder shall be completed at the registered office of the Company within twenty (20) days after the expiry of the applicable notice periods as provided in Clause 12.02(c).

At completion of the above mentioned transfer:

            (i) the Defaulting Shareholder shall deliver the relevant share certificates, bought and sold notes and instruments of transfer accompanied by such other document as the Non-Defaulting Shareholder may reasonably require against delivery of funds for the Default Consideration but subject to the provisions herein contained;

            (ii) the Defaulting Shareholder shall pay to the Company any indebtedness then owing by such Defaulting Shareholder to the Company;

            (iii) in pursuance of Clause 12.02, if the Defaulting Shareholder fails in its obligation to convey to the Non-Defaulting Shareholder title to its Shares free and clear of any Prohibited Encumbrance, the Defaulting Shareholder shall pay to the Non-Defaulting Shareholder upon demand by the Non-Defaulting Shareholder: (1) such amount or amounts as the Non-Defaulting Shareholder may require to obtain the immediate discharge of such Prohibited Encumbrances together with interest on such amounts at the Prime Rate plus five (5%) per cent. per annum; or (2) the amount then outstanding or guaranteed by such Prohibited Encumbrance and which the Non-Defaulting Shareholder have assumed as a result of the transfer stipulated under Clause 12.02(a).

      (b)   Failure to Transfer

If the Defaulting Shareholder, upon being tendered the Default Consideration under Clause 12.02 (a), fails to validly convey such Shares to the Non-Defaulting Shareholder, the Non-Defaulting Shareholder shall be entitled to, upon tendering the Default Consideration or any other payment into any court of competent jurisdiction, an immediate order from such court to convey to and vest in such Non-Defaulting Shareholder the Defaulting Shareholder's Shares.

      (c)   Notice of Intention

The Non-Defaulting Shareholder shall not exercise its recourse under Clause 12.02(a) against the Defaulting Shareholder unless and until it shall have given to the Defaulting Shareholder written notice of its intention to do so and the Defaulting Shareholder shall fail to cure its Default within fifteen (15) days from the date of receipt of such notice.

      (d)   Set-Off

A Non-Defaulting Shareholder may deduct by set-off from the price to be paid for the Defaulting Shareholder's Shares under Clause 12.02(a) any amount owing by the Defaulting Shareholder to the Non-Defaulting Shareholder.

12.03 Consequences of Default

      (a)   Status of Defaulting Shareholder

A Shareholder in Default shall, upon the occurrence of the Event of Default, lose all rights to vote at any Shareholders' meeting. The voting rights of the Defaulting Shareholder shall be vested in the Non-Defaulting Shareholder or its nominees and the Defaulting Shareholder shall have no further right to take part in the management of the Company or decide matters in connection therewith and the Non-Defaulting Shareholder may decide any matter which is reserved for the Shareholders hereunder.

      (b)   Forfeiture of Dividends

If a Defaulting Shareholder shall be in Default, so long as any contribution which such Defaulting Shareholder is required to make pursuant to this Agreement remains outstanding, such Defaulting Shareholder shall be forfeited of its right to any dividends from the Company and such dividends shall be held by the Company in satisfaction or partial satisfaction of the Defaulting Shareholder's delinquent contributions.

      (c)   Restatement in Certain Circumstances

If all contributions and amounts required to be paid pursuant to this Agreement are made good by a Defaulting Shareholder (with interest as required) within fifteen (15) days as stipulated under Clause 12.02(c), the Defaulting Shareholder shall, if it is then not otherwise in Default, be reinstated in its rights as of the date of such cure.

      (d)   Payments by Non-Defaulting Shareholder

Any amounts paid by the Non-Defaulting Shareholder to make up a delinquent contribution or payment of the Defaulting Shareholder and not recovered shall, without prejudice to any other provisions of this Agreement, constitute a debt due and payable by the Defaulting Shareholder and shall bear interest from the date the payment was made until the date of payment by the Defaulting Shareholder at an annual rate equal to the Prime Rate in effect from time to time during the period plus five (5%) per cent. per annum.

      (e)   Supervision of Operations

Without prejudice to any other right or recourse, if either Shareholder shall be in Default under Clause 12.01(a), the Non-Defaulting Shareholder may, immediately reduce, curtail or suspend any Business of the Company. If the Defaulting Shareholder is not reinstated in its rights under Clause 12.03(c) within the period allowed for reinstatement, the Non-Defaulting Shareholder may if it chooses, take such action to protect its interest as it shall deem appropriate including, without limitation, suspending or ceasing any operations of the Company or liquidating any Business or property of the Company or any other action permitted to it under this Agreement or at law.

12.04 Interest

Any sum at any time owing by any party to any other party or to the Company or otherwise payable under this Agreement between the parties which is not paid when due shall, without prejudice to any other right or recourse from the creditor under this Agreement or at law, bear interest from its due date until payment in full at the Prime Rate plus five (5%) per cent. per annum.

                                  ARTICLE XIII
                                     GENERAL

13.01 Remedies Not Exclusive

Any remedy given under this Agreement to a any party shall be in addition to any other remedy now or hereafter existing under this Agreement or at law. All such remedies shall be cumulative and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission in the exercise of any such remedy and no extension of the time allowed for the making of any payment due shall impair any such remedy or shall be construed to be a waiver of any default, Event of Dissolution or Event of Default or any acquiescence.

13.02 Survival and Indemnity

Each party to this Agreement hereby severally, and not jointly, indemnifies and saves harmless the other party from and against any loss, liability, damage or expense arising out of the failure of such party to strictly comply with the provision of this Agreement. All Clauses required to give full effect to the meaning and intent of this Agreement shall survive the termination of this Agreement and without limiting the generality of the foregoing, Clause 7.01 and Clause 7.02 shall survive the termination of this Agreement.

13.03 Notice of Claim

Each party hereto agrees with the other party that on receiving notice of, or becoming aware of any action, cause of action, proceeding, claim or other matter to which it claims to be entitled to recover against or seek indemnity from the other party as hereinbefore provided:

      (a) it shall give prompt written notice thereof to the other party hereto; and

      (b) in the event that such matter is an action, cause of action, proceeding, claim or demand with respect to which such entitlement or indemnity is admitted by the other party, such other party, at such other party's election, shall be entitled and permitted to assist in or undertake the defence of the same.

13.04 Brokers

IMMT hereby represents to Chan and the Company that it has, in connection with the transactions contemplated by this Agreement, engaged the services of two brokers who are each entitled to 30,000 shares of Common Stock of Immtech as remuneration for their services.

13.05 Notice

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) Business Days' prior written notice specified to the other parties):

To IMMT:

Name:             Immtech International Inc.
Address:          150 Fairway Drive, Suite 150, Vernon Hills, IL 60061,
                  United States of America
Fax Number:       (847) 573 8288
Attention:        Mr. T. Stephen Thompson

To Chan:

Name:             Mr. Chan Kon Fung
Address:          Flat B, 16th Floor, 132 Broadway, Mei Foo Sun Chuen, Kowloon,
                  Hong Kong
Fax Number:       (852) 2541 5381

To the Company:

Name:             Lenton Fibre Optics Development Limited
Address:          15th Floor, Hang Seng Building, 77 Des Voeux Road, Central,
                  Hong Kong
Fax Number:       (852) 2541 5381
Attention:        Mr. Chan Kon Fung

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when dispatched.

13.06 Action

Each of the parties to this Agreement shall at all times during the currency of this Agreement execute and deliver, and cause to be executed and delivered, such documents and take, and cause to be taken, such action as may be necessary or appropriate to give effect to the provisions of this Agreement.

13.07 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It is expressly declared that no variation, release, discharge or modification to this Agreement shall be effective unless made in writing and signed by the party or parties concerned.

13.08 The Terms of this Agreement to Prevail

In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company's Memorandum and Articles of Association, the terms of this Agreement shall prevail.

13.09 Waiver

The failure at any time to require performance of any provision of this Agreement shall not affect the full right to require such performance at any later time. The waiver of a breach of any provision shall not constitute a waiver of the provision or of any succeeding breach.

13.10 Character of Agreement

Nothing contained in this Agreement shall make any party the agent or partner of any other parties or shall empower a party to act on behalf of any other party or to bind any other party.

13.11 Severability

If at any time any provision of this Agreement shall be or shall become illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.12 No Assignment

This Agreement shall not, unless otherwise provided herein, be assigned by any party without the prior written consent of the other parties and shall be binding upon the parties and their respective successors and permitted assigns.

13.13 Costs for Agreement

Each party hereto shall be responsible for its own costs and expenses (including legal fees and disbursements) relating to the preparation and execution of this Agreement.

13.14 Counterparts

This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute the same Agreement.

13.15 Compliance with Law

During the currency of this Agreement each of the parties shall comply with all applicable laws, regulations and orders and any requirements of any governmental authority relating to, without limitation, all operations, processes or practices whatsoever which may directly or indirectly relate to this Agreement.

13.16 Governing Law: Arbitration

This Agreement shall be construed and interpreted in accordance with the laws of Hong Kong, without regard to its laws regarding conflict of laws. Any dispute arising hereunder shall be exclusively settled by confidential arbitration at the Hong Kong International Arbitration Centre under its then rules. The arbitration shall be conducted in Hong Kong by three arbitrators, one selected by each party to the dispute and the third by the two so selected. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. The arbitrators shall have no authority to amend this Agreement.

13.17 Time of the Essence

Time shall be of the essence as regards any date or period mentioned in this Agreement or any date or period substituted for the same by agreement of the parties hereto or otherwise.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by                           )     /s/   T. Stephen Thompson
                                    )
for and on behalf of                )
IMMTECH INTERNATIONAL INC.          )
                                    )
in the presence of:-                )     /s/   Notary


SIGNED by                           )
                                    )     /s/   Chan Kon Fung
MR. CHAN KON FUNG                   )
                                    )
in the presence of:-                )     /s/   Notary


SIGNED by                           )     /s/   Chan Kon Fung
                                    )
for and on behalf of                )
LENTON FIBRE OPTICS                 )
DEVELOPMENT LIMITED                 )
                                    )
in the presence of:-                )     /s/   Notary

                                   SCHEDULE A

                     MEMORANDUM AND ARTICLES OF ASSOCIATION

                                   SCHEDULE B

                                    THE LAND

Description
of the Land                   Tenure                       Owner
-----------                   ------                       -----

Lot No. B105-20,              50 years from                Lenton Fibre Optics
Futian Bonded Zone,           5th February, 2001           Development Limited
Shenzhen,                     to 5th February, 2050
People's Republic
of China